Filed pursuant to Rule 424(b)3
Registration No. 333-118738

PROSPECTUS

$330,000,000

3.5% Senior Convertible Debentures Due 2034 and Shares of
Common Stock Issuable Upon Conversion Thereof

8,340,103 Shares of Common Stock
CapitalSource Inc.

     We issued $330,000,000 aggregate principal amount of our 3.5% Senior Convertible Debentures Due 2034 in a private placement in July 2004. This prospectus covers resales of the debentures and shares of our common stock issuable upon conversion of the debentures. In addition, this prospectus also covers resales of up to 8,340,103 shares of common stock by two of our initial investors following their exercise of registration rights. We will not receive any of the proceeds from the sale of the debentures or the shares of the common stock by the selling securityholders.

     The debentures have an initial principal amount of $1,000 per debenture and bear interest at an annual rate of 3.5%. We will pay interest on the debentures on January 15 and July 15 of each year, beginning on January 15, 2005. Beginning with the six-month interest period commencing on July 15, 2011, we will pay additional contingent interest during a six-month interest period if the average trading price of the debentures during the five trading day period immediately preceding the first day of the interest period equals or exceeds 130% of the principal amount of the debentures. On July 15, 2034, the maturity date of the debentures, holders will receive the principal amount of $1,000 per debenture.

     Holders may convert the debentures into our common stock prior to stated maturity if: (1) the sale price of our common stock reaches specified thresholds; (2) the trading price of the debentures falls below a specified threshold; (3) the debentures have been called for redemption; or (4) specified corporate transactions occur. Upon any conversion, we have the right to deliver cash in lieu of shares of our common stock.

     The initial conversion rate is 31.4614 shares of our common stock per $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $31.78 per share of common stock. The conversion rate is subject to adjustment upon the occurrence of specified events described in this prospectus.

     We may not redeem the debentures before July 15, 2011. On or after that date, we may redeem the debentures in whole or in part for cash at a price equal to 100% of the principal amount of the debentures to be redeemed.

     Holders may require us to repurchase all or any portion of their debentures on July 15, 2011, 2014, 2019, 2024 and 2029 at 100% of the principal amount of the debentures. Holders may also require us to repurchase all or a portion of their debentures at 100% of the principal amount thereof, subject to specified exceptions, upon the occurrence of a fundamental change specified in this prospectus.

     The debentures are unsecured and rank equally with our existing and other future unsecured senior indebtedness. CapitalSource Holdings Inc. (“Holdings”) and CapitalSource Finance LLC (“Finance”), two of our wholly owned subsidiaries, jointly and severally, fully and unconditionally guarantee the due and punctual payment of our obligations under the debentures. The debentures are structurally subordinated to the indebtedness and other liabilities of our other subsidiaries.

     Our common stock is listed on the New York Stock Exchange under the symbol “CSE.” On December 20, 2004, the closing price of our common stock on the New York Stock Exchange was $25.24 per share.

      Investing in these debentures and the common stock involves risks. See “Risk Factors” beginning on page 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2004

TABLE OF CONTENTS

Summary	1
The Offering	2
Risk Factors	7
Forward-Looking Statements and Projections	11
Use of Proceeds	12
Ratio of Earnings to Fixed Charges	12
Description of Debentures	13
Certain United States Federal Income Tax Considerations	35
Selling Securityholders	41
Plan of Distribution	48
Legal Matters	49
Experts	49
Where You Can Find More Information/Incorporation by Reference	50

      We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling securityholders are offering to sell, and seeking offers to buy, only the debentures and shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

      You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

-i-

SUMMARY

      This summary highlights information appearing elsewhere in this prospectus and the documents incorporated by reference. You should read this entire prospectus as well as the information to which we refer you and the information incorporated by reference carefully, especially the matters discussed in “Risk Factors.”

CapitalSource Inc.

      We are a specialized commercial finance company providing loans to small and medium-sized businesses. Our goal is to be the lender of choice for businesses with annual revenues ranging from $5 million to $250 million that require customized and sophisticated debt financing. As of September 30, 2004, we had 600 loans to 428 clients in 40 states and the District of Columbia with an aggregate outstanding principal amount of $3.8 billion and commitments to lend up to an additional $1.7 billion. For the years ended December 31, 2003 and 2002, we earned pre-tax income of approximately $132.5 million and $41.6 million, respectively. For the nine months ended September 30, 2004 and 2003, we earned pre-tax income of approximately $141.6 million and $84.7 million, respectively.

      Our principal executive office is located at 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, and our telephone number is (301) 841-2700. We maintain a website at www.capitalsource.com on which we post all reports we file with the SEC under Section 13(a) of the Securities Exchange Act of 1934. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance. Information on our website is not, however, a part of this prospectus.

The Offering

      The following summary contains basic information about the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus entitled “Description of Debentures.” For purposes of the description of the debentures included in this prospectus, references to “the Company,” “issuer,” “us,” “CapitalSource,” “we,” and “our” refer only to CapitalSource Inc. and do not include our subsidiaries.

Issuer	CapitalSource Inc., a Delaware corporation.

Securities offered	$330,000,000 aggregate principal amount of 3.5% Senior Convertible Debentures due 2034.

In addition, following their exercise of registration rights under our Amended and Restated Registration Rights Agreement, dated as of August 30, 2002, two selling stockholders are offering up to 8,340,103 shares of common stock that they acquired from us in August 2003.

Ranking	The debentures rank equal in priority with all of the existing and other future unsecured and unsubordinated indebtedness of CapitalSource and senior in right of payment to all future subordinated indebtedness of CapitalSource. The guarantees by Holdings and Finance are unsecured and unsubordinated obligations of Holdings and Finance and rank equal in priority with all of the existing and future unsecured and unsubordinated indebtedness of Holdings and Finance. The debentures and guarantees effectively rank junior to any existing and future secured indebtedness of CapitalSource, Holdings or Finance to the extent of the assets securing such indebtedness and any existing and future indebtedness of CapitalSource guaranteed by subsidiaries other than Holdings and Finance. As of September 30, 2004, we had aggregate indebtedness of $557.8 million, our non-guarantor subsidiaries had aggregate indebtedness of approximately $2.5 billion, excluding intercompany debt and trade payables, all of which was secured, and Holdings and Finance had no secured senior indebtedness outstanding, excluding trade payables. The indenture does not limit the amount of indebtedness that we or any of our subsidiaries may incur.

Guarantees	Holdings and Finance, jointly and severally, fully and unconditionally guarantee the due and punctual payment of our obligations under the debentures in accordance with the terms of such guarantees and the indenture.

Maturity	July 15, 2034, unless earlier redeemed, repurchased or converted.

Interest	3.5% per year on the principal amount, payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2005.

We will also pay contingent interest during any six-month interest period from January 15 to July 14, and from July 15 to January 14, with the initial six-month period commencing on July 15, 2011, if the average trading price of a debenture for the five trading days immediately preceding the first day of the applicable six-month period equals or exceeds 130% of the principal amount of such debenture. During any interest period when contingent interest shall be payable, the contingent interest payable per debenture will equal 0.375% of the average trading price of such debenture during the five trading days immediately preceding the first day of the applicable six-month interest period.

Conversion rights	Holders may convert their debentures into shares of our common stock at an initial conversion rate of 31.4614 shares per $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $31.78 per share of common stock, subject to adjustment:

1. in any calendar quarter commencing after September 30, 2004 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day;

2. during the five consecutive business day period after any five consecutive trading day period in which the “trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described in “Description of Debentures — Conversion Upon Satisfaction of Trading Price Condition,” for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period;

3. if any debentures are called for redemption, those debentures that have been so called; or

4. upon the occurrence of specified corporate transactions described under “Description of Debentures — Conversion Upon Specified Corporate Transactions.”

Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid interest upon conversion of a debenture.

In accordance with the terms of the Indenture governing the debentures, we intend to make an irrevocable election to satisfy in cash 100% of the principal amount of the debentures converted. If the amount of the payment a holder would be entitled to receive upon conversion would exceed 100% of the principal amount of the debentures converted, we will deliver cash or, at our option, shares of common stock having a value equal to such excess. See “Description of Debentures — Payment Upon Conversion.”

Adjustment of conversion rate	We will adjust the conversion rate of the debentures if any of the following events occurs:

1. we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a stock split or share combination;

2. we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance;

3. we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding dividends, distributions and rights or warrants referred to in 1 or 2 above and dividends or distributions paid exclusively in cash referred to in 4 below;

4. we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock; or

5. we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

Redemption at our option	On or after July 15, 2011, we may redeem the debentures in whole or in part for cash, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to each registered holder of debentures, for a redemption in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including contingent interest or additional amounts, if any) to but excluding the redemption date.

Sinking fund	None.

Repurchase of debentures by us at the option of the holder	You have the right to require us to repurchase all or any portion of your debentures on July 15, 2011, 2014, 2019, 2024 and 2029, each of which we refer to as a repurchase date. In each case, the repurchase price will be payable in cash equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest (including contingent interest or additional amounts, if any).

Fundamental change	If a fundamental change (as described in this prospectus) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash or, at our election, shares of common stock, any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. In connection with our exercise of the irrevocable election described above under

“— Conversion rights,” we intend to waive our right to deliver shares of our common stock in lieu of cash upon a fundamental change. The fundamental change repurchase price is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including contingent interest or additional amounts, if any) to but excluding the repurchase date.

U.S. federal income taxation	Under the indenture governing the debentures, we agreed, and by acceptance of a beneficial interest in the debentures each holder of a debenture is deemed to have agreed, to treat the debentures as debt instruments for United States federal income tax purposes that are subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest, also referred to as original issue discount, accrues from July 7, 2004 at a constant rate of 8.2% per year (subject to certain adjustments), compounded semi-annually, which represents the yield on our comparable non-contingent, nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the debentures. United States holders are required to include original issue discount (including the portion of the original issue discount represented by cash interest payments) in their gross income as it accrues regardless of their method of tax accounting. The rate at which the original issue discount accrues for United States federal income tax purposes generally exceeds payments of cash interest.

You also will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a debenture in an amount equal to the difference between the amount realized on the sale, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Certain United States Federal Income Tax Considerations.”

Book-entry form	The debentures are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The debentures are not listed on any securities exchange or any automated dealer quotation system. We cannot assure you as to the development or liquidity of any market for the debentures. The initial purchasers of the debentures currently make a market in the debentures and have advised us that they intend to make a market in the debentures sold by means of this prospectus.

However, they are not obligated to do so, and they may discontinue any market making with respect to the debentures without notice.

Use of proceeds	We will not receive any proceeds from the sale by any selling securityholder of any of the securities registered for sale using this prospectus.

Further issues	We may from time to time, without notice to or the consent of the registered holders of the debentures, create and issue additional debt securities having the same terms as and ranking equally and ratably with the debentures in all respects.

New York Stock Exchange symbol for our common stock	CSE

Risk factors	Investment in the debentures involves risk. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference herein before investing in the debentures.

RISK FACTORS

      Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock or the debentures could decline. You should consider the following risks, as well as the other information included and incorporated by reference in this prospectus before deciding to invest in the debentures or our common stock.

Risks Related to the Debentures and Our Common Stock

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition, and prevent us from fulfilling our obligations under the debentures.

      We have a substantial level of debt. As of September 30, 2004, we and our subsidiaries had $3.1 billion of outstanding indebtedness. The level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our debt as described below;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in our business;

•	reduce funds available for use in our operations;

•	impair our ability to incur additional debt because of financial and other restrictive covenants;

•	make us more vulnerable in the event of a downturn in our business or an increase in interest rates; or

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

      If we experience a decline in revenues due to any of the factors described in this Risk Factors section or otherwise, we could have difficulty paying interest or principal amounts due on our indebtedness. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, including the debentures, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under our other indebtedness. Any default under our indebtedness could have a material adverse effect on our business, operating results and financial condition.

The debentures are unsecured and rank pari passu with our existing and future senior debt; the debentures are subordinated to our future secured debt and the secured debt of Holdings and Finance and are structurally subordinated to all liabilities of our other subsidiaries.

      The debentures rank pari passu with the existing and future senior debt of CapitalSource. The debentures are not secured by any of our assets or those of Holdings and Finance. As a result, the debentures are effectively subordinated to any secured debt we may incur or that Holdings or Finance may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt or the secured debt of Holdings or Finance may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the debentures. As of September 30, 2004, we had approximately $557.8 million of unsecured senior indebtedness outstanding, and Holdings and Finance had no secured senior indebtedness outstanding, excluding trade payables.

      The debentures are subordinated to all liabilities of our subsidiaries other than Holdings and Finance. Our rights and the rights of our creditors, including holders of the debentures, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. As of September 30, 2004, our subsidiaries other than Holdings and Finance had aggregate indebtedness of approximately $2.5 billion, excluding trade payables, intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles, all of which was secured.

The debentures do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the debentures.

      We are not restricted under the terms of the debentures from incurring additional indebtedness, including other senior debt or secured debt. In addition, the limited covenants applicable to the debentures do not restrict our ability to pay dividends, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. In addition, the indenture does not afford protection to holders of the debentures in the event of a fundamental change except to the extent described under “Description of Debentures — Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change.”

We may be unable to repay or repurchase the debentures or our other indebtedness.

      At maturity, the entire outstanding principal amount of the debentures will become due and payable. You may also require us to repurchase the debentures on July 15, 2011, 2014, 2019, 2024 and 2029. Assuming we make the irrevocable election described under “Description of Debentures — Payment Upon Conversion — Conversion After Irrevocable Election to Pay Principal in Cash,” we will also be obligated to use cash to satisfy 100% of the principal amount of the debentures converted. In addition, if a fundamental change, as defined under “Description of Debentures — Repurchase of the Debentures by Us at the Option of the Holder Upon a Fundamental Change,” occurs, you may require us to repurchase all or a portion of your debentures. We may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due at maturity or upon conversion, or the repurchase price of the debentures. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our repayment or repurchase of the debentures. If we are prohibited from repaying or repurchasing the debentures, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the debentures. Any such failure would constitute an event of default under the indenture which could, in turn, constitute a default under the terms of our other indebtedness.

The conditional conversion feature of the debentures could result in holders receiving less than the value of the common stock into which a debenture is convertible.

      The debentures are convertible into shares of our common stock only if specified conditions are met. See “Description of Debentures — Conversion Rights.” If the specific conditions for conversion are not met, holders will not be able to convert their debentures, and holders may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

We cannot assure you that any active market for the debentures will develop or be maintained, which could adversely affect their market price and your ability to sell them for an amount equal to or higher than their initial offering price.

      The debentures are not and will not be listed on any securities exchange, and we do not know whether an active market will develop or be maintained for the debentures. Future trading prices of the debentures will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for holders to resell the debentures or the common stock issuable upon conversion of the debentures when desired or at attractive prices.

      The market price of the debentures is expected to be affected significantly by the market price of our common stock. The trading price of our common stock may fluctuate substantially. The price of the common stock which prevails in the market may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of financial services companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of a major funding source;

•	rating agency downgrade of term debt notes;

•	sales of large blocks of our stock; or

•	departures of key personnel.

      In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

If a substantial number of shares of common stock are sold in a short period of time as they become available, the market price of the debentures and our common stock could decline.

      If our existing shareholders sell substantial amounts of our common stock in the public market, the market price of the debentures and our common stock could decrease significantly. The perception in the public market that our existing shareholders might sell shares of common stock could also depress our market price. As of September 30, 2004, we had 117,818,235 shares of common stock outstanding. As of that date, exercisable options for 894,849 shares were held by our employees. Our directors and executive officers are no longer subject to the lock-up agreements entered into in connection with the initial offering of these debentures in July 2004. In addition, all of our significant shareholders were previously subject to the Rule 144 holding period requirements that elapsed in August 2004, at which time approximately 75,000,000 additional shares became eligible for sale in the public market, subject to compliance with Rule 144. The market price of shares of our common stock or the debentures may drop significantly due to the lapse of the restrictions on resale by our existing shareholders. A decline in the price of the debentures and shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Rating agencies may provide unsolicited ratings on the debentures that could reduce the market value or liquidity of the debentures.

      We have not requested a rating of the debentures from any rating agency and believe it is unlikely that the debentures will be rated. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the debentures and our common stock could be harmed.

You should consider the United States federal income tax consequences of owning the debentures.

      Under the indenture governing the debentures, we agreed, and by acceptance of a beneficial interest in a debenture each holder is deemed to have agreed, to treat the debenture as indebtedness for U.S. federal income tax purposes that are subject to the Treasury regulations governing contingent payment debt instruments.

      Consequently, despite some uncertainty as to the proper application of such regulations, the debentures are treated as issued with original issue discount for United States federal income tax purposes, and you are required to include such original issue discount in your income as it accrues at a constant rate of 8.2% per year (subject to certain adjustments), compounded semi-annually, which represents the yield on our comparable non-contingent, non-convertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures. The amount of original issue discount required to be included by you in income for each year generally will be in excess of the payments and accruals on the debentures for non-tax purposes (i.e., in excess of the stated semi-annual regular interest payments and accruals and any contingent interest payments) in that year.

      You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a debenture in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a debenture will be treated as ordinary interest income; any loss will be ordinary loss to the extent of original issue discount previously included in income, and thereafter as capital loss.

      A discussion of the United States federal income tax consequences of ownership of the debentures is contained in this prospectus under the heading “Certain United States Federal Income Tax Considerations.”

      You are strongly urged to consult your tax advisor as to the U.S. federal, state, local or other tax consequences of acquiring, owning, and disposing of the debentures.

Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us.

      Our certificate of incorporation and bylaws provide for, among other things:

•	a classified board of directors;

•	restrictions on the ability of our shareholders to fill a vacancy on the board of directors;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval; and

•	advance notice requirements for shareholder proposals.

      In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restricts the ability of any shareholder that at any time holds more than 15% of our voting shares to acquire us without the approval of shareholders holding at least 66 2/3% of the shares held by all other shareholders that are eligible to vote on the matter. These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions than you desire.

Insiders continue to have substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.

      As of the date of this prospectus, our greater than 5% shareholders, directors and executive officers and entities affiliated with them own approximately 45% of the outstanding shares of our common stock. As a result, these shareholders, if acting together, would be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of the debentures or our common stock.

We do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment, other than interest payable on the debentures, is if the price of the debentures or our common stock appreciates.

      We do not plan to declare dividends on shares of our common stock in the foreseeable future. Although the debentures bear interest, and, under certain circumstances, contingent interest, the only way to achieve a return on your investment will be if the market price of the debentures or our common stock appreciates and you sell your debentures or shares of our common stock, if any, obtained upon conversion of your debentures, as described in this prospectus, at a profit. There is no guarantee that you will be able to convert your debentures or that the price of the debentures that will prevail in the market will ever exceed the price that you pay.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our clients’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus and those sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report on Form 10-K as well as other sections included or incorporated by reference into this prospectus discuss some of the factors that could contribute to these differences.

      The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

      This prospectus and the documents incorporated by reference also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

USE OF PROCEEDS

      We will not receive any proceeds from the resale of any debentures or common stock by any selling securityholders. All the proceeds from the sale of the debentures and the shares of common stock will be for the account of the selling securityholders. See the “Selling Securityholders” and “Plan of Distribution” sections of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the periods indicated was as follows:

Period from
Nine Months	Year Ended December 31,			September 7, 2000
Ended September 30,				(Inception) through
2004	2003	2002	2001	December 31, 2000

3.7x	4.2x	3.9x	2.5x	0.8x

      The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense on borrowings, including amortization of deferred financing charges and the portion of operating lease rental expense that is representative of the interest factor.

DESCRIPTION OF DEBENTURES

      The debentures are issued under an indenture dated as of July 7, 2004, among us, as issuer, CapitalSource Holdings Inc. (“Holdings”) and CapitalSource Finance LLC (“Finance”), as guarantors, and U.S. Bank National Association, as trustee (as supplemented on October 18, 2004, the “indenture”). The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

      The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

      As used in this “Description of Debentures” section, references to “CapitalSource,” “we,” “our” or “us” refer solely to CapitalSource Inc. and not to our subsidiaries.

General

      The debentures will mature on July 15, 2034 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and our cash payment election and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 31.4614 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $31.78 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a debenture and subject to our cash payment election, which we intend to make, you will receive only shares of our common stock and a cash payment to account for any fractional share. See “— Payment Upon Conversion.” You will not receive any cash payment for interest, if any (or contingent interest or additional amounts, if any), accrued and unpaid to the conversion date except under the limited circumstances described below.

      If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

      The debentures are issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a debenture” or “each debenture” in this prospectus refer to $1,000 principal amount of the debentures.

      The indenture does not limit the amount of debt that may be incurred by us or any of our subsidiaries.

      As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

      When we refer to “common stock,” we mean the common stock, par value $0.01 per share, of CapitalSource Inc., which is the only outstanding class of our capital stock.

Description of the Guarantees

      Our wholly owned subsidiaries, Holdings and Finance, jointly and severally, fully and unconditionally guarantee the due and punctual payment of our obligations under the debentures in accordance with the terms of such guarantees and the indenture.

Ranking

      The debentures are direct, unsecured and unsubordinated obligations of CapitalSource. The debentures rank equal in priority with all of the existing and future unsecured and unsubordinated indebtedness of CapitalSource and senior in right of payment to all future subordinated indebtedness of CapitalSource. Holdings and Finance, our wholly owned subsidiaries, fully and unconditionally guarantee the due and punctual payment of our obligations under the debentures. The guarantees are unsecured and unsubordinated obligations of Holdings and Finance and rank equal in priority with all of the existing and future unsecured and unsubordinated indebtedness of Holdings and Finance. The debentures and guarantees effectively rank junior to any existing and future secured indebtedness of CapitalSource, Holdings or Finance to the extent of the assets securing such indebtedness and any existing and future indebtedness of our subsidiaries other than Holdings and Finance.

      We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee’s claims for these payments will generally be senior to those of holders of the debentures in respect of all funds collected or held by the trustee.

      Our subsidiaries are separate and distinct legal entities and, other than the obligations of Holdings and Finance under the guarantees, have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions. Substantially all of the loans that we have not securitized in our term debt transactions secure the credit facilities and repurchase agreements of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, these assets will be available to pay the obligations of the debentures only after all such secured debt has been repaid in full. In addition, the assets of our subsidiaries other than Holdings and Finance will not be available to pay the obligations on the debentures until all of the indebtedness and other liabilities of such subsidiaries are satisfied. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the debentures then outstanding. As of September 30, 2004, we and our subsidiaries had senior debt of $3.1 billion, $2.5 billion of which was secured.

Interest

      The debentures bear interest at a rate of 3.5% per annum. Interest (including contingent interest or additional amounts, if any) will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2005.

      Interest on a debenture (including contingent interest or additional amounts, if any) will be paid to the person in whose name the debenture is registered at the close of business on the January 1 or July 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from July 7, 2004 or from the most recent date to which interest has been paid or duly provided for.

Contingent Interest

      Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of debentures during any six-month interest period from January 15 to July 14 and from July 15 to January 14, with the initial six-month interest period commencing July 15, 2011, if the average trading price of the debentures, determined as set forth below under “— Conversion Upon Satisfaction of

Trading Price Condition,” for the five trading days immediately preceding the first day of the applicable six-month period equals 130% or more of the principal amount of the debentures.

      During any period when contingent interest shall be payable, the contingent interest payable per debenture will equal 0.375% of the average trading price of the debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. We will make contingent interest payments, if any, on the interest payment dates for the debentures.

      We will notify the holders of the debentures upon determination that they will be entitled to receive contingent interest during a six-month interest period.

Optional Redemption by Us

      No sinking fund is provided for the debentures. Prior to July 15, 2011, the debentures are not redeemable. On or after July 15, 2011, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, if any, (including contingent interest or additional amounts, if any) to but excluding the redemption date.

      If the redemption date is an interest payment date, interest (including contingent interest or additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

      We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

      If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

      We may not redeem the debentures if we have failed to pay any interest (including contingent interest or additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion Rights

      Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock initially at a conversion rate of 31.4614 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $31.78 per share of common stock). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and are subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

      In accordance with the terms of the Indenture governing the debentures, we intend to make an irrevocable election to satisfy in cash 100% of the principal amount of the debentures converted. If the amount of the payment a holder would be entitled to receive upon conversion would exceed 100% of the principal amount of the debentures converted, we will deliver cash or, at our option, shares of common stock having a value equal to such excess. See “— Payment Upon Conversion.”

      You may convert your debentures only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of the market price condition;

•	in whole or in part, upon satisfaction of the trading price condition;

•	if any of your debentures are called for redemption, those debentures that have been so called; or

•	in whole or in part, upon the occurrence of specified corporate transactions.

      If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either “— Repurchase of Debentures by Us at the Option of the Holder” or “— Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change,” you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

      Upon conversion, you will not receive any cash payment of interest (including contingent interest or additional amounts, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. However, you may not be able to retain such amounts because, subject to certain exceptions described below, debentures surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the debentures so converted. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest, if any (including contingent interest or additional amounts, if any), to but excluding the conversion date.

      As a result, accrued but unpaid interest, if any (including contingent interest or additional amounts, if any), to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Certain United States Federal Income Tax Considerations.”

      Notwithstanding the two preceding paragraphs, if debentures are converted after the close of business on a record date, holders of such debentures at the close of business on the record date will receive the interest (including contingent interest or additional amounts, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a redemption date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) to the extent of any overdue interest (including any additional amounts) if any overdue interest exists at the time of conversion with respect to such debenture.

      If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion Procedures

      To convert your debenture you must do the following:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

      The date you comply with these requirements is the conversion date under the indenture. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture. You will not be entitled to any rights as a holder of our common stock until any conversion is effective, assuming we do not elect to pay the conversion price in cash.

      You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

Payment Upon Conversion

      Following receipt of your conversion notice, we may choose to deliver cash in lieu of shares of our common stock, as described below. We intend to make an irrevocable election in this regard as described in paragraph (3) below.

      (1) Conversion On or Prior to the Final Notice Date. In the event that we receive your notice of conversion and supporting documentation on or prior to the day that is 20 days prior to maturity or, with respect to debentures being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

      If we elect to satisfy all of our obligation (the “conversion obligation”) in cash, we will notify you through the trustee of such election at any time on or before the date that is five business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (“conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash or shares) will occur on the business day following the final day of the seven consecutive trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amounts will be computed as follows:

•	If we elect to satisfy the conversion obligation in shares of common stock, we will deliver to you a number of shares equal to (1) the aggregate principal amount of debentures to be converted divided by 1,000 multiplied by (2) the applicable conversion rate.

•	If we elect to satisfy the conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of debentures to be converted divided by 1,000 multiplied by (2) the conversion rate and

•	the average of the last reported sale prices of our common stock during the cash settlement averaging period.

      In addition, if we elect to satisfy our obligation in shares of common stock, we will pay cash for all fractional shares of common stock as described above.

      (2) Conversion After the Final Notice Date. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy the conversion obligation in cash. Instead, if we choose to satisfy the conversion obligation in cash, we will send a single notice to the trustee to such effect at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “— Conversion On or Prior to the Final Notice Date” except that the “cash settlement averaging period” shall be the five consecutive trading days ending on the third trading day prior to the conversion date and settlement (in cash or shares) will occur on the third business day following the conversion date.

      “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

      (3) Conversion After Irrevocable Election to Pay Principal in Cash. At any time prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures to satisfy in cash 100% of the principal amount of the debentures converted after the date of such election. If such an election is made, upon any conversion we will deliver cash equal to the lesser of 100% of the principal amount of debentures converted or the cash settlement amount determined pursuant to the second bullet point under “— Conversion On or Prior to the Final Notice Date” above. In addition, if such cash settlement amount as so determined exceeds 100% of the principal amount of debentures converted, we will deliver cash or, at our option, shares of common stock having a value equal to such excess. In either case, settlement dates will be determined in the same manner as set forth above under “— Conversion On or Prior to the Final Notice Date” and “— Conversion After the Final Notice Date,” as applicable. We intend to make this election in the fourth quarter of 2004.

Conversion Upon Satisfaction of Market Price Condition

      You may surrender your debentures for conversion in any calendar quarter commencing after September 30, 2004 and before the business day immediately prior to the maturity of the debentures (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day.

      The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the New York Stock Exchange, or such other principal U.S. national or regional securities exchange on which our common stock is traded, or if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. The last reported sales price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the National Association of Securities Dealers Automated Quotation System on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the price determined in good faith by our Board of Directors.

Conversion Upon Satisfaction of Trading Price Condition

      You may surrender your debentures for conversion during the five consecutive business day period after any five consecutive trading day period in which the “trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period (the “98% Trading Exception”); provided, however, that if, on the date of any conversion pursuant to the 98% Trading Exception that is on or after July 15, 2019, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% of the applicable conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, shares of common stock with a value equal to the principal amount of the debentures being converted (a “principal value conversion”). Shares of our common stock delivered upon a principal value conversion will be valued at the greater of the applicable conversion price on the eighth day prior to the conversion date and the last reported sale price on the conversion date. We will deliver shares of our common stock upon a principal value conversion no later than the third business day following the determination of the last reported sale price.

      The “trading price” of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of debentures as of such determination date,

then the trading price for such determination date will equal (1) the applicable conversion rate of the debentures as of such determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on such determination date.

      The bid solicitation agent initially will be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

      In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per debenture is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion Upon Notice of Redemption

      If we call any or all of the debentures for redemption, you may convert any of your debentures that have been called for redemption at any time prior to the close of business on the second business day prior to the redemption date. If you have already submitted a debenture for repurchase on a repurchase date, you may not surrender that debenture for conversion until you have withdrawn your repurchase election in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

      If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

      In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under “— Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change.”

Conversion Rate Adjustments

      The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate in any of the transactions described below.

      (1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR 0	×	OS’

OS 0

      where,

CR 0 =	the conversion rate in effect immediately prior to such event
CR’ =	the conversion rate in effect immediately after such event
OS 0 =	the number of our shares of common stock outstanding immediately prior to such event
OS’ =	the number of our shares of common stock outstanding immediately after such event

      (2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the last reported sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR 0	×	OS 0 + X

OS 0 + Y

      where,

CR 0 =	the conversion rate in effect immediately prior to such event
CR’ =	the conversion rate in effect immediately after such event
OS 0 =	the number of shares of our common stock outstanding immediately prior to such event
X	= the total number of shares of our common stock issuable pursuant to such rights
Y	= the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the ex-dividend date with respect to the issuance of such rights

      (3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash referred to in clause (4) below;

      then the conversion rate will be adjusted based on the following formula:

CR’ = CR 0	×	SP 0

SP 0 - FMV

      where,

CR 0 =	the conversion rate in effect immediately prior to such distribution
CR’ =	the conversion rate in effect immediately after such distribution
SP 0 =	the average of the last reported sale prices of our common stock for the ten days prior to the business day immediately preceding the ex-dividend date with respect to such distribution
FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

      (4) If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR 0	×	SP 0

SP 0 - C

      where,

CR 0 =	the conversion rate in effect immediately prior to the record date for such distribution
CR’ =	the conversion rate in effect immediately after the record date for such distribution
SP 0 =	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the ex-dividend date with respect to such distribution
C =	the amount in cash per share we distribute to holders of our common stock

      (5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR 0	×	AC + (SP’ × OS’)

OS 0 × SP’

      where,

CR 0 =	the conversion rate in effect on the date such tender or exchange offer expires
CR’ =	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer
OS 0 =	the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires
OS’ =	the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires
SP’ =	the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires

      If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

      Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

      In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, holders of debentures will generally be entitled thereafter to convert their debentures into the same type of consideration received by holders of our common stock immediately prior to one of these types of event.

      We are permitted to increase the conversion rate of the debentures by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. For discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see “Certain United States Federal Income Tax Considerations — Sale, Exchange, Conversion or Redemption of Debentures.”

      Holders of debentures will receive, upon conversion of debentures, in addition to shares of our common stock, if we adopt, or subsequently amend, a rights plan while debentures remain outstanding, the rights under that rights plan as so adopted or amended unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or other assets or property described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

      The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any (including contingent interest or additional amounts, if any).

      Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

      No adjustment in the applicable conversion rate will be required until the earlier of (1) such time as we provide notice to holders of our intention to redeem the debentures or (2) such time as the adjustment would require an increase of at least 1% of the applicable conversion rate. If an adjustment is not made because the adjustment would not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

      In the event of:

•	a taxable distribution to holders of shares of common stock that results in an adjustment to the conversion rate or

•	an increase in the conversion rate at our discretion,

the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In addition, non-US holders of debentures in certain circumstances may be deemed to have received a distribution subject to United States federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations — Constructive Dividends to Holders of Debentures” and “— Non-United States Holders”.

Repurchase of Debentures by Us at the Option of the Holder

      You have the right to require us to repurchase all or a portion of your debentures for cash on July 15, 2011, 2014, 2019, 2024 and 2029 (each, a “repurchase date”).

      We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

      The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest, if any (including contingent interest or additional amounts, if any), to but excluding the repurchase date.

      On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to repurchase their debentures.

      Your notice electing to require us to repurchase debentures must state:

•	if certificated debentures have been issued, the debenture certificate numbers;

•	the portion of the principal amount of debentures to be repurchased, which must be in integral multiples of $1,000; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

      If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

      No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the debentures.

      You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

      If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

      To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

      If the paying agent holds money sufficient to pay the repurchase price of the debentures on the repurchase date, then, on and after the business day following such date:

•	the debentures will cease to be outstanding and interest (including contingent interest or additional amounts, if any) will have ceased to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change

      If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest, if any (including contingent interest or additional amounts, if any), to but excluding the repurchase date.

      A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

•	consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change; or

•	our common stock or other common stock into which the debentures are convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the National Association of Securities Dealers Automated Quotation System or another established automated over-the-counter trading market in the United States.

      A fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

      For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

      On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their debentures.

      To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

      If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

      You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

      If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

      We will be required to repurchase the debentures no later than 30 business days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the debentures on the fundamental change repurchase date, then on the business day following such date:

•	the debentures will cease to be outstanding and interest (including contingent interest or additional amounts, if any) will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the debentures).

      If a fundamental change occurs, as described above, instead of paying the repurchase price in cash we may elect to pay the repurchase price in shares of our common stock, or, in the case of a merger in which we are not the surviving corporation, common stock or American Depository Shares of the surviving corporation or its direct or indirect parent corporation, at our option. The number of shares of the applicable common stock or securities you will receive will equal the amount of the repurchase price divided by 98% of the average last reported sale prices of the applicable common stock or securities for the five consecutive trading days immediately preceding the second business day immediately preceding the fundamental change repurchase date. However, we may not pay the repurchase price in the applicable common stock or securities unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof on an inter-dealer quotation system of any registered U.S. national securities association.

      If the paying agent holds money and/or applicable stock sufficient to pay the fundamental change repurchase price of the debentures on the fundamental change repurchase date, then:

•	the debentures will cease to be outstanding and interest (including contingent interest or additional amounts, if any) will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•	all your other rights as a holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including contingent interest or additional amounts, if any) upon delivery or transfer of the debentures).

      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

      The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

      The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors — Risks Related to the Debentures and Our Common Stock — We may be unable to repay or repurchase the debentures or our other indebtedness.” If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Merger and Sale of Assets by Us

      The indenture will provide that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the debentures and the indenture;

•	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

      Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

Events of Default; Notice and Waiver

      The following will be events of default under the indenture:

•	we fail to pay principal of the debentures when due at maturity or otherwise;

•	we fail to pay any interest (including contingent interest or additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we default in our obligation to convert the debentures into shares of our common stock or cash upon exercise of a holder’s conversion right and such default continues for a period of 10 days;

•	we default in our obligation to repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

•	we default in our obligation to redeem the debentures after we have exercised our option to redeem;

•	we fail to perform or observe any of the other covenants in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the outstanding debentures;

•	there occurs an event of default with respect to our or any of our significant subsidiaries’ within the meaning of Regulation S-X promulgated under the Securities Act indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $25.0 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:

•	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled within 60 days after the date of such acceleration; or

•	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period);

•	any final judgment or judgments for the payment of money in excess of $25.0 million shall be rendered against us and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

•	certain events involving our bankruptcy, insolvency or reorganization.

      The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including contingent interest or additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

      If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest, if any (including contingent interest or additional amounts, if any), on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including contingent interest or additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including contingent interest or additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

      The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest or additional amounts, if any) on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

      The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures). However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest (including contingent interest or additional amounts, if any) on any debenture;

•	reduce the principal amount of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of holders of the debentures; provided that the provisions of the indenture described under “— Conversion Upon Satisfaction of Trading Price Condition” may be amended or modified with the consent of a majority in aggregate principal amount of the debentures then outstanding if our board of directors determines in good faith that such change is necessary to preserve the accounting treatment of the debentures in effect on the date of this offering memorandum;

•	reduce the quorum or voting requirements under the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of debentures required for consent to any modification of the indenture.

      We and the trustee are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

•	secure any debentures;

•	evidence the assumption of our obligations by a successor person;

•	add covenants or events of default for the benefit of the holders of debentures or surrender any power conferred upon us;

•	cure any ambiguity or correct any error in the indenture;

•	establish the forms or terms of the debentures;

•	evidence the acceptance of appointment by a successor trustee;

•	increase the conversion rate;

•	facilitate the discharge of the debentures;

•	facilitate the registration of the debentures;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•	make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

Calculations in Respect of Debentures

      We will be responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the market prices of our common stock and the debentures, the amount of accrued interest (including contingent interest or additional amounts, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information Concerning the Trustee

      We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing Law

      The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

      The debentures are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

      Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

      We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

      However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

      Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Satisfaction and Discharge

      The indenture will generally cease to be of any further effect with respect to the debentures, if:

•	we have delivered to the trustee for cancellation all outstanding debentures (with certain limited exceptions) or

•	all debentures not previously delivered to the trustee for cancellation have become due and payable, whether at the maturity date, any redemption date or any repurchase date (including upon the occurrence of a fundamental change), or upon conversion or otherwise, and we have deposited with the trustee an amount (including our common stock, as applicable) sufficient to pay all of the outstanding debentures,

•	and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Registration Rights

      We entered into a registration rights agreement with the initial purchasers pursuant to which we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we will, at our cost:

•	no later than the 90th day after the original date of issuance of the debentures, file a shelf registration statement covering resales of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act;

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the original date of issuance of the debentures; and

•	use our best efforts to keep the shelf registration statement effective until such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

      We may suspend the effectiveness of the shelf registration statement or the use of this prospectus which forms a part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any such suspension period shall not exceed an aggregate of 90 days in any 12-month period. In addition, holders will be unable to use the registration statement if we have filed a post-effective amendment to the registration statement for the purpose of adding holders to the registration statement until the post-effective amendment is declared effective, and this inability will not be subject to the 90-day limit referred to above or the payment of additional amounts discussed below.

      We will pay predetermined additional amounts to holders of debentures and holders of common stock issued upon conversion of the debentures if the shelf registration statement is not timely made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. Those additional amounts will accrue until a failure to become effective or unavailability is cured at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% per annum of the outstanding principal amount thereof after the first 90 days.

      The additional amounts will accrue from and including the date on which the registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance.

      A holder who elects to sell securities pursuant to the shelf registration statement of which this prospectus forms a part is required to:

•	be named as a selling securityholder in this prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

      Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of this prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

      We also agreed to register shares of our common stock issuable upon conversion of the debentures to the extent necessary to permit such shares to be freely tradable under the Securities Act by holders who are not affiliates of us.

Book-Entry System

      Debentures are evidenced by two global debentures that are deposited with DTC and registered in the name of Cede & Co. as DTC’s nominee. Except as set forth below, the global debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

      Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

      We will pay interest, if any, (including contingent interest or additional amounts, if any) on, and the redemption price and the repurchase price of, a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

      DTC is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, DTC has ceased to be a clearing agency registered under the Exchange Act or an event of default has occurred and is continuing, we will issue debentures in certificated form in exchange for global debentures. In addition, beneficial interests in a global debenture may be exchanged for certificated debentures upon the reasonable request of any beneficial holder on terms acceptable to us, the trustee and the depositary. We may at any time and in our sole discretion determine not to have debentures represented by global debentures and in such event will issue certificates in definitive form in exchange for the global debentures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

      This is a summary of certain material United States federal income tax consequences relevant to holders of the debentures. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations. The discussion below deals only with debentures held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, certain United States Expatriates, tax-exempt entities, persons holding debentures in a tax-deferred or tax-advantaged account, as a position in a “straddle” or as part of a “hedge,” “conversion” or other risk-reduction transaction for tax purposes. Persons considering the purchase of the debentures should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the debentures arising under the laws of any state, local, foreign or other taxing jurisdiction.

      We do not address all of the tax consequences that may be relevant to a holder of debentures. In particular, we do not address:

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of debentures;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of debentures;

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of debentures; and

•	any United States federal, state, local or foreign tax consequences of owning or disposing of common stock.

      The United States federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for United States federal income tax purposes) that holds the debentures generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

      We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of debentures in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the Debentures

      Pursuant to the terms of the indenture, we and every holder agree (in the absence of administrative pronouncement or judicial ruling to the contrary), for United States federal income tax purposes, to treat the debentures as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”) and to be bound by our application of the contingent debt regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures and the related “projected payment schedule” determined by us as described below, and our treatment of the fair market value of any common stock received upon conversion of a debenture as a contingent payment.

      No statutory or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for United States federal income tax purposes. The Internal Revenue Service (the “IRS”) has issued a revenue ruling with respect to instruments having certain features similar to the debentures. To the extent the ruling addresses the issue, this ruling supports certain aspects of the treatment as described below. Notwithstanding the issuance of this ruling, the proper application of certain aspects of the contingent debt regulations to the debentures is not entirely certain. In addition, no ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences discussed below. The IRS would not be precluded from taking contrary positions. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. You should be aware that different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the debentures. For example, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of a debenture into common stock, and might recognize capital gain or loss upon a taxable disposition of a debenture. Holders should consult their tax advisors concerning the tax treatment of holding a debenture.

      The remainder of this discussion assumes that the debentures are treated as indebtedness subject to the contingent debt regulations.

United States Holders

      For purposes of this discussion, a United States Holder is a beneficial owner of the debentures who or which is:

•	a citizen or individual resident of the United States for United States federal income tax purposes;

•	a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, may also be treated as United States Holders.

Accrual of Interest on the Debentures

      Pursuant to the contingent debt regulations, United States Holders of the debentures are required to accrue interest income on the debentures on a constant-yield basis, based on a comparable yield to maturity as described below, regardless of whether such holders use the cash or accrual method of tax accounting. As such, United States Holders generally will be required to include interest in income each year in excess of the accruals on the debentures for non-tax purposes and in excess of any stated interest payments actually received in that year.

      The contingent debt regulations provide that a United States Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

      1. the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

      2. divided by the number of days in the accrual period; and

      3. multiplied by the number of days during the accrual period that the United States Holder held the debentures.

      A debenture’s issue price is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the debentures.

      The term “comparable yield” as used in the contingent debt regulations means the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. We have determined that the comparable yield for the debentures is 8.2%, compounded semi-annually. The precise manner of calculating the comparable yield is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

      The contingent debt regulations require that we provide to United States Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as “projected payments”) on the debentures. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. United States Holders may obtain the comparable yield and projected payment schedule by submitting a written request for such information to us at: CapitalSource Inc., Attn: Director of Finance, 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815.

      By purchasing the debentures, United States Holders agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule and agree to use the comparable yield and projected payments schedule in determining its interest accruals, and the adjustments thereto described below, in respect of the debentures for United States federal income tax purposes.

      The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the debentures for United States federal income tax purposes. They do not constitute a projection or representation regarding the actual amounts payable on the debentures.

      We may be required to make payments of liquidated damages if we do not file or cause to be declared effective a registration statement, as described under “Description of the Debentures — Registration Rights.” We intend to take the position for United States federal income tax purposes that any payments of liquidated damages should be taxable to United States Holders as additional ordinary income when received or accrued, in accordance with their method of tax accounting. If we do fail to file or cause to be declared effective a registration statement, United States Holders should consult their tax advisers concerning the appropriate tax treatment of the payment of liquidated damages with respect to the debentures.

Adjustments to Interest Accruals on the Debentures

      If, during any taxable year, a United States Holder of debentures receives actual payments with respect to such debentures that, in the aggregate, exceed the total amount of projected payments for that taxable year, the United States Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The United States Holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion or repurchase of the debentures) received in that year.

      If a United States Holder receives in a taxable year actual payments with respect to the debentures that, in the aggregate, are less than the amount of projected payments for that taxable year, the United

States Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This negative adjustment will (a) reduce the United States Holder’s interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the United States Holder’s interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the debentures or to reduce the amount realized on a sale, exchange, conversion or retirement of the debentures.

      If a United States Holder purchases a debenture at a discount or premium to the adjusted issue price, so that such Holder’s tax basis in the debenture differs from the adjusted issue price of the debenture at the time of the acquisition, the normal rules for accrual of premium or discount generally will not apply. Instead, the United States Holder must reasonably allocate such difference to (i) daily portions of interest, or (ii) the projected payment at maturity. An allocation to daily portions of interest should be reasonable to the extent that the difference is due to a change in the yield, at such acquisition date, at which we could issue a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. An allocation to the projected payment at maturity should be reasonable to the extent that the anticipated value of our common stock at maturity, determined on the basis of the market conditions at the acquisition date, differs from the anticipated value of our common stock as it had been determined on the basis of market conditions which prevailed at the time of original issuance.

      If a United States Holder’s tax basis in a debenture is greater than the adjusted issue price of the debenture, the amount of the difference allocated to a daily portion of interest or to the projected payment will be treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the United States Holder’s adjusted tax basis in the debenture will be reduced by the amount the United States Holder treats as a negative adjustment. If a United States Holder’s tax basis in a debenture is less than the adjusted issue price of the debenture, the amount of the difference allocated to a daily portion of interest or to the projected payment will be treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the United States Holder’s adjusted tax basis in the debenture will be increased by the amount the United States Holder treats as a positive adjustment.

      A United States Holder who purchases debentures for an amount that is more or less than the adjusted issue price of the debentures should consult its tax advisor regarding the adjustments described above.

Sale, Exchange, Conversion or Redemption of Debentures

      Generally, the sale or exchange of a debenture or the redemption of a debenture for cash will result in taxable gain or loss to a United States Holder. As described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of common stock by a United States Holder upon the conversion of a debenture as a payment under the contingent debt regulations. As described above, a United States Holder agrees to be bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion of a debenture into common stock also will result in taxable gain or loss to a United States Holder.

      The amount of gain or loss on a sale, exchange, conversion or redemption of a debenture will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the United States Holder, including the fair market value of any common stock received, and (b) the United States Holder’s adjusted tax basis in the debenture.

      A United States Holder’s adjusted tax basis in a debenture generally will be equal to the United States Holder’s original purchase price for the debenture, increased by any interest income previously accrued by the United States Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the debentures (without regard to the actual amount paid).

      Gain recognized upon a sale, exchange, conversion or redemption of a debenture generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of capital losses is subject to limitations.

      A United States Holder’s tax basis in common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The United States Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends to Holders of Debentures

      If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the debentures to the extent of our current and accumulated earnings and profits.

      For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of cash dividends might result in deemed dividend treatment to holders of the debentures, but an increase in the event of stock dividends or the distribution of rights to subscribe for common stock generally would not.

      Since under the debentures there are increases in the conversion rate in the case of cash dividends to stockholders, these adjustments might result in deemed dividends to United States Holders as described above, or, because the debentures are subject to the contingent debt regulations, such adjustments might result in income upon conversion or earlier at the time of such adjustment.

Non-United States Holders

      As used herein, the term “Non-United States Holder” means a beneficial holder of a debenture that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not a United States Holder, as described above.

      All payments on the debentures made to a Non-United States Holder, including payments of contingent interest, a payment in common stock pursuant to a conversion (other than the portion attributable to certain taxable adjustments to the conversion rate), and any gain realized on a sale or exchange of the debentures, will be exempt from United States federal income or withholding tax, provided that: (i) such Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest; (ii) the statement requirement set forth in section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the Nasdaq National Market); and (v) we are not and have not been a United States real property holding corporation (“USRPHC”) within the meaning of section 897(c)(2) of the Code. We believe that we are not and have never been, nor do we anticipate becoming, a USRPHC.

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements. If a Non-United States Holder of the debentures is engaged in a trade or business in the United States, and if interest on the debentures is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange or conversion of the debentures in the same manner as if it were a United States Holder. In lieu of the certificate described in the preceding paragraph, such a Non-United States Holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-United States Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

      Notwithstanding the preceding paragraph, if a Non-United States Holder of a debenture were deemed to have received a constructive dividend (see “United States Holders — Constructive Dividends to Holders of Debentures” above), the Non-United States Holder generally would be subject to United States withholding tax at a 30% rate on the taxable amount of such dividend, subject to reduction by an applicable treaty, or upon the receipt of IRS Form W-8ECI (or successor form) from the Non-United States Holder claiming that the deemed receipt of the constructive dividend is effectively connected with the conduct of a United States trade or business.

Backup Withholding Tax and Information Reporting

      Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of a debenture) on, and the proceeds of dispositions of, the debentures may be subject to information reporting and United States federal backup withholding tax if the United States Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-United States Holder may be subject to United States backup withholding tax on payments on the debentures and the proceeds from a sale or other disposition of the debentures unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person. The certification procedures confirming foreign status required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid backup withholding tax as well. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against a United States Holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

3.5% Senior Convertible Debentures

      We originally issued the debentures in a private placement in July 2004. The debentures were resold by the initial purchasers of the debentures in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the debentures and the underlying common stock pursuant to this prospectus.

      The following table sets forth information as of December 20, 2004 about the principal amount of debentures and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

		Percentage of
		Debentures		Number of		Number of
	Principal	Beneficially	Principal	Shares of	Number of	Shares of
	Amount of Debentures	Owned	Amount of	Common Stock	Shares of	Common
	Beneficially Owned	Before	Debentures	Held Before	Common Stock	Stock Held
	Before Offering	Offering	That May Be Sold	Offering	That May Be Sold	After Offering
Name	($)	(%)	($)	(1)	(1)	(2)

Acuity Master Fund, Ltd.	1,420,000	*	1,420,000	44,675	44,675	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	1,990,000	*	1,990,000	62,608	62,608	—
Argent Classic Convertible Arbitrage Fund L.P.	310,000	*	310,000	9,753	9,753	—
Argent Classic Convertible Arbitrage Fund II, L.P.	50,000	*	50,000	1,573	1,573	—
Aristeia International Limited	11,890,000	3.6	11,890,000	374,076	374,076	—
Aristeia Trading LLC(†)	2,610,000	*	2,610,000	82,114	82,114	—
Arkansas PERS	1,400,000	*	1,400,000	44,045	44,045	—
AstraZeneca Holdings Pension	400,000	*	400,000	12,584	12,584	—
BTOP: Multi Strategy Master Fund Ltd.	800,000	*	800,000	222,540	25,169	197,371 (3)
CALAMOS® Growth & Income Portfolio — CALAMOS® Advisors Trust	105,000	*	105,000	3,303	3,303	—
CALAMOS® Growth & Income Portfolio — CALAMOS® Investment Trust	14,895,000	4.5	14,895,000	468,617	468,617	—
Canyon Capital Arbitrage Master Fund, Ltd.(‡)	1,500,000	*	1,500,000	303,774	47,192	256,582 (4)
Canyon Value Realization Fund, L.P.(‡)	750,000	*	750,000	151,887	23,596	128,291 (5)
Canyon Value Realization MAC 18, Ltd. (RMF)(‡)	300,000	*	300,000	60,754	9,438	51,316 (6)
Century Park Trust	2,500,000	*	2,500,000	78,653	78,653	—
Chrysler Corporation Master Retirement Trust(6)	8,695,000	2.6	8,695,000	273,556	273,556	—
CIBC World Markets(†)	4,000,000	1.2	4,000,000	125,845	125,845	—
Citigroup Global Markets Inc.(†)(#)	4,230,000	1.3	4,230,000	133,081	133,081	—
Convertible Securities Fund	55,000	*	55,000	1,730	1,730	—
CSS, L.L.C.(†)	1,000,000	*	1,000,000	31,461	31,461	—
Delaware PERS	780,000	*	780,000	24,539	24,539	—
Delta Air Lines Master Trust — CV(7)	1,710,000	*	1,710,000	53,798	53,798	—
Delta Pilots Disability & Survivorship Trust — CV(7)	855,000	*	855,000	26,899	26,899	—
F.M. Kirby Foundation, Inc.(7)	1,145,000	*	1,145,000	36,023	36,023	—
Froley Revy Investment Convertible Security Fund	110,000	*	110,000	3,460	3,460	—
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	3,000,000	*	3,000,000	94,384	94,384	—
Highbridge International LLC(‡)	20,000,000	6.1	20,000,000	1,204,894	629,228	575,666 (8)

Percentage of
Debentures	Number of	Number of
Principal	Beneficially	Principal	Shares of	Number of	Shares of
Amount of Debentures	Owned	Amount of	Common Stock	Shares of	Common
Beneficially Owned	Before	Debentures	Held Before	Common Stock	Stock Held
Before Offering	Offering	That May Be Sold	Offering	That May Be Sold	After Offering
Name	($)	(%)	($)	(1)	(1)	(2)

Huntrise Capital Leveraged Partners, LLC	44,000	*	44,000	1,384	1,384	—
ICI American Holdings Trust	300,000	*	300,000	9,438	9,438	—
Inflective Convertible Opportunity Fund I, L.P.	956,000	*	956,000	30,077	30,077	—
Inflective Convertible Opportunity Fund I, LTD	45,000	*	45,000	1,415	1,415	—
Institutional Benchmarks Master Fund LTD	1,500,000	*	1,500,000	47,192	47,192	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(7)	985,000	*	985,000	30,989	30,989	—
International Truck & Engine Corporation Retiree Health Benefit Trust(7)	385,000	*	385,000	12,112	12,112	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(7)	950,000	*	950,000	29,888	29,888	—
JMG Capital Partners, L.P.	1,000,000	*	1,000,000	656,469	31,461	625,008	(9)
JMG Triton Offshore Fund, LTD	22,500,000	6.8	22,500,000	1,332,889	707,881	625,008	(10)
J.P. Morgan Securities Inc.(†)(#)	10,280,000	(11)	3.1	7,780,000	1,842,384	(11)	244,769	1,597,615	(11)
KBC Convertible MAC 28 Fund Ltd.(‡)	400,000	*	400,000	46,137	12,584	33,553	(12)
KBC Convertible Opportunities Fund(‡)	5,000,000	1.5	5,000,000	576,720	157,307	419,413	(13)
KBC Multi-Strategy Arbitrage Fund(‡)	4,300,000	1.3	4,300,000	495,815	135,284	360,531	(14)
LDG Limited	234,000	*	234,000	7,361	7,361	—
Lexington Vantage Fund	50,000	*	50,000	1,573	1,573	—
Lionhart Aurora Fund Limited	450,000	*	450,000	14,157	14,157	—
Lionhart Global Appreciation Fund Ltd.	2,325,000	*	2,325,000	73,147	73,147	—
Lionhart Titan Fund Limited	225,000	*	225,000	7,078	7,078	—
Louisiana CCRF	160,000	*	160,000	5,033	5,033	—
Lyxor/ Inflective Convertible Opportunity Fund, LTD	425,000	*	425,000	13,371	13,371	—
Melody IAM Ltd.(‡)	300,000	*	300,000	34,767	9,438	25,329	(15)
Microsoft Corporation(7)	1,455,000	*	1,455,000	45,776	45,776	—
Mohican VCA Master Fund, Ltd.	1,200,000	*	1,200,000	37,753	37,753	—
Motion Picture Industry Health Plan — Active Member Fund(7)	130,000	*	130,000	4,089	4,089	—
Motion Picture Industry Health Plan — Retiree Member Fund(7)	90,000	*	90,000	2,831	2,831	—
MSS Convertible Arbitrage 1	18,000	*	18,000	566	566	—
National Bank of Canada(‡)	1,000,000	*	1,000,000	38,040	31,461	6,579	(16)
Nations Convertible Securities Fund	10,945,000	3.3	10,945,000	344,345	344,345	—
Nuveen Preferred & Convertible Fund JQC	6,550,000	2.0	6,550,000	206,072	206,072	—
Nuveen Preferred & Convertible Income Fund JPC	4,950,000	1.5	4,950,000	155,733	155,733	—
OCLC Online Computer Library Center Inc.	40,000	*	40,000	1,258	1,258	—
OCM Convertible Trust(7)	3,100,000	*	3,100,000	97,530	97,530	—
OCM Global Convertible Securities Fund(7)	265,000	*	265,000	8,337	8,337	—
Partner Reinsurance Company Ltd.(7)	1,540,000	*	1,540,000	48,450	48,450	—

Percentage of
Debentures	Number of	Number of
Principal	Beneficially	Principal	Shares of	Number of	Shares of
Amount of Debentures	Owned	Amount of	Common Stock	Shares of	Common
Beneficially Owned	Before	Debentures	Held Before	Common Stock	Stock Held
Before Offering	Offering	That May Be Sold	Offering	That May Be Sold	After Offering
Name	($)	(%)	($)	(1)	(1)	(2)

Peoples Benefit Life Insurance Company TEAMSTERS	7,500,000	2.3	7,500,000	235,960	235,960	—
Polaris Vega Fund L.P.	900,000	*	900,000	107,263	28,315	78,948	(17)
Prudential Insurance Co. of America(‡)	80,000	*	80,000	2,516	2,516	—
Pyramid Equity Strategies Fund	200,000	*	200,000	6,292	6,292	—
Qwest Occupational Health Trust(7)	270,000	*	270,000	8,494	8,494	—
RFE Company LLC	380,000	*	380,000	11,955	11,955	—
Richie Convertible Arbitrage Trading	800,000	*	800,000	25,169	25,169	—
Royal Bank of Canada(‡)	5,000,000	1.5	5,000,000	239,545	157,307	82,238	(18)
San Diego County Employee Retirement Association	1,500,000	*	1,500,000	47,192	47,192	—
Severn River Master Fund, LTD	6,000,000	1.8	6,000,000	188,768	188,768	—	(19)
SG Americas Securities, LLC(†)	3,000,000	*	3,000,000	94,384	94,384	—
Sphinx Fund	344,000	*	344,000	10,822	10,822	—
St. Albans Partners Ltd.	10,000,000	3.0	10,000,000	314,614	314,614	—
State Employees’ Retirement Fund of the State of Delaware(7)	2,105,000	*	2,105,000	66,226	66,226	—
State of Oregon/ Equity	2,500,000	*	2,500,000	78,653	78,653	—
Sunrise Partners Limited Partnership(‡)	2,000,000	*	2,000,000	230,687	62,922	167,765	(20)
Syngenta AG	230,000	*	230,000	7,236	7,236	—
The Canyon Value Realization Fund (Cayman), Ltd.(‡)	2,050,000	*	2,050,000	415,157	64,495	350,662	(21)
The Drake Offshore Master Fund, Ltd.	8,000,000	2.4	8,000,000	251,691	251,691
TQA Master Fund Ltd.	2,570,000	*	2,570,000	80,855	80,855	—
TQA Master Plus Fund Ltd.	4,937,000	1.5	4,937,000	155,324	155,324	—
UnumProvident Corporation(7)	820,000	*	820,000	25,798	25,798	—
Xavex Convertible Arbitrage 7 Fund	806,000	*	806,000	25,357	25,357	—
Xavex Convertible Arbitrage 10 Fund	150,000	*	150,000	4,719	4,719	—
Yield Strategies Fund I, L.P.	2,500,000	*	2,500,000	78,653	78,653	—
Yield Strategies Fund II, L.P.	2,500,000	*	2,500,000	78,653	78,653	—
Zazove Convertible Arbitrage Fund L.P.	4,500,000	1.4	4,500,000	141,576	141,576	—
Zazove Hedged Convertible Fund L.P.	2,500,000	*	2,500,000	78,653	78,653	—
Zurich Institutional Benchmarks Master Fund Ltd.	525,000	*	525,000	57,932	16,517	41,415	(22)
All other holders of debentures or future transferees, pledgees or donees or their successors(23)(24)	84,736,000	25.7	84,736,000	2,665,913	2,665,913	—

Total	330,000,000	100	330,000,000	(11)	16,005,552	(25)	10,382,262	(25)(26)	5,623,290

*	Represents less than 1.0%.

†	Selling securityholder has informed us that it is a registered broker-dealer and purchased the debentures for investment purposes only, in the ordinary course of business.

‡	Selling securityholder has informed us that it is an affiliate of a registered broker-dealer and purchased the debentures for investment purposes only, in the ordinary course of business.

#	Selling securityholder has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. For Citigroup Global Markets Inc., such services include those with respect to the initial placement of the debentures offered hereby.

(1)	The number of conversion shares shown in the table above assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 31.4614 shares per $1,000 principal amount at maturity of debentures. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.

(2)	Unless otherwise indicated, each selling securityholder may offer all of the debentures and shares of common stock it beneficially owns and, accordingly, will own no securities of CapitalSource if all of the securities it may offer pursuant to this prospectus are sold by it.

(3)	Represents shares that may be acquired upon conversion of $6,000,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by BTOP: Multi-Strategy Master Portfolio Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, BTOP: Multi-Strategy Master Portfolio Ltd. would own no securities of CapitalSource.

(4)	Represents shares that may be acquired upon conversion of $7,800,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Canyon Capital Arbitrage Master Fund, Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, Canyon Capital Arbitrage Master Fund, Ltd. would own no securities of CapitalSource.

(5)	Represents shares that may be acquired upon conversion of $3,900,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Canyon Value Realization Fund, L.P. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, Canyon Value Realization Fund, L.P. would own no securities of CapitalSource.

(6)	Represents shares that may be acquired upon conversion of $1,560,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Canyon Value Realization MAC 18, Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, Canyon Value Realization MAC 18, Ltd. would own no securities of CapitalSource.

(7)	The principal amount of debentures listed for the selling securityholder reflects the amount for which Oaktree Capital Management, LLC (“Oaktree”) acts as agent and investment manager. Inasmuch as Oaktree may not be aware of all of the investment and other activities of the selling securityholder, the number of shares reported in the last column is based solely upon Oaktree’s actual knowledge as of September 3, 2004 without any inquiry. Oaktree has an affiliate that is a broker-dealer. Oaktree does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of debentures set forth next to the selling securityholder’s name. Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the debentures held by the selling securityholder, except for their pecuniary interest therein.

(8)	Represents shares that may be acquired upon conversion of $17,500,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Highbridge International LLC. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, Highbridge International LLC would own no securities of CapitalSource.

(9)	Represents shares that may be acquired upon conversion of $19,000,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by JMG Capital Partners, L.P. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-188744) and, if sold pursuant to such registration statement, JMG Capital Partners, L.P. would own no securities of CapitalSource.

(10)	Represents shares that may be acquired upon conversion of $19,000,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by JMG Triton Offshore Fund, LTD. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form

S-3, Reg. No. 333-188744) and, if sold pursuant to such registration statement, JMG Triton Offshore Fund, LTD would own no securities of CapitalSource.

(11)	Includes $2,500,000 in principal amount of our registered 3.5% Senior Convertible Debentures due 2034 and the number of shares of common stock that may be acquired upon conversion thereof, along with 1,518,962 shares of our common stock held by J.P. Morgan Securities Inc.

(12)	Represents shares that may be acquired upon conversion of $1,020,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by KBC Convertible MAC 28 Fund Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, KBC Convertible MAC 28 Fund Ltd. would own no securities of CapitalSource.

(13)	Represents shares that may be acquired upon conversion of $12,750,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by KBC Convertible Opportunities Fund. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, KBC Convertible Opportunities Fund would own no securities of CapitalSource.

(14)	Represents shares that may be acquired upon conversion of $10,960,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by KBC Multi-Strategy Arbitrage Fund. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, KBC Multi-Strategy Arbitrage Fund would own no securities of CapitalSource.

(15)	Represents shares that may be acquired upon conversion of $770,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Melody IAM Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, Melody IAM Ltd. would own no securities of CapitalSource.

(16)	Represents shares that may be acquired upon conversion of $200,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by National Bank of Canada for which Context Capital Management, LLC is the investment manager. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, National Bank of Canada would own no securities of CapitalSource.

(17)	Represents shares that may be acquired upon conversion of $2,400,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Polaris Vega Fund L.P. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-188744) and, if sold pursuant to such registration statement, Polaris Vega Fund L.P. would own no securities of CapitalSource.

(18)	Represents shares that may be acquired upon conversion of $2,500,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Royal Bank of Canada. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, Royal Bank of Canada would own no securities of CapitalSource.

(19)	Severn River Master Fund, LTD has a short position in CapitalSource common stock of 132,100 shares.

(20)	Represents shares that may be acquired upon conversion of $5,100,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Sunrise Partners Limited Partnership. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-188744) and, if sold pursuant to such registration statement, Sunrise Partners Limited Partnership would own no securities of CapitalSource.

(21)	Represents shares that may be acquired upon conversion of $10,660,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by The Canyon Value Realization Fund

(Cayman), Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, The Canyon Value Realization Fund (Cayman), Ltd. would own no securities of CapitalSource.

(22)	Represents shares that may be acquired upon conversion of $1,259,000 in principal amount of our Senior Convertible Debentures due 2034 beneficially owned by Zurich Institutional Benchmarks Master Fund Ltd. for which Forest Investment Management LLC is the investment manager. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118744) and, if sold pursuant to such registration statement, Zurich Institutional Benchmarks Master Fund Ltd. would own no securities of CapitalSource.

(23)	Information about additional selling securityholders will be set forth in an amendment to the registration statement of which this prospectus forms a part.

(24)	Assumes that the other holders of debentures or future transferees, pledges, or donees or their successors do not beneficially own any shares of common stock other than the shares of common stock issuable upon conversion of the debentures.

(25)	Because fractional shares that would otherwise be issuable upon conversion of debentures will be paid in cash, the sum of the number of shares listed in the column does not equal the total.

(26)	Assumes conversion of $330,000,000 principal amount of debentures at the specified conversion rate.

      To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

      With respect to selling securityholders that are affiliates of broker-dealers, we believe from information provided by them that such entities acquired their debentures or underlying common stock in the ordinary course of business and, at the time of the purchase of the debentures or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the debentures or underlying common stock. To the extent that we become aware that such entities did not acquire their debentures or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

      We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information is presented in the above table.

      Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

      Only selling securityholders identified above who beneficially own the debentures set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the debentures or the underlying common stock by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of debentures beneficially owned by the selling securityholder intending to sell such debentures or the underlying common stock and the aggregate amount of debentures or the number of shares of the underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

Common Stock

      We are also registering 8,340,103 shares of common stock for sale by the stockholders identified below. These stockholders acquired the shares registered from us in August 2003, and we are registering the shares upon their exercise of registration rights under our Amended and Restated Registration Rights Agreement dated as of August 30, 2002. The following table sets forth information as of November 16, 2004 about the common stock beneficially owned by each selling stockholder that may be offered using this prospectus.

	Number of Shares		Number of Shares
	Beneficially Owned	Number of Shares	Beneficially Owned
	Prior to the	of Common Stock	Following
Name	Offering	Offered Hereby	Offering(1)

Highfields Capital Management(2)	4,708,003	4,708,003	—
OZ Management, L.L.C.(3)	3,632,100	3,632,100	—

Total	8,340,103	8,340,103	—

(1)	Unless otherwise indicated, each selling stockholder may offer all of the shares of common stock it beneficially owns and, accordingly, will own no securities of CapitalSource if all of the securities it may offer pursuant to this prospectus are sold by it.

(2)	Includes (i) 425,213 shares held by Highfields Capital I LP, (ii) 957,684 shares held by Highfields Capital II LP and (iii) 3,325,106 shares held by Highfields Capital Ltd.

(3)	Includes (i) 2,482,947 shares held by OZ Overseas Fund, Ltd. and (ii) 1,149,153 shares held by OZ Domestic Partners, L.P.

PLAN OF DISTRIBUTION

      The debentures and common stock are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the debentures or the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the debentures and the underlying common stock. However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any.

      The selling securityholders may offer and sell the debentures and the common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, who may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

      In connection with the sales of the debentures and the common stock, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the offered securities, deliver the debentures and the common stock to close out such short positions, or loan or pledge the debentures and the common stock to broker-dealers that in turn may sell such securities.

      If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any debentures and the common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the debentures and the common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of debentures and the common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the debentures and the common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debentures and common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures or the common stock by the selling securityholders. Selling securityholders may decide to sell all or a portion of the debentures or the common stock offered by them pursuant to this prospectus or may decide not to sell debentures or the common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the debentures or the common stock by other means not described in this prospectus. Any debentures or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the debentures and the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the debentures or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the common stock to engage in market-making activities with respect to the particular debentures and the common stock being distributed. All of the above may affect the marketability of the debentures and the common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the common stock.

      Under the securities laws of certain states, the debentures and the common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the debentures and the common stock may not be sold unless the debentures and the common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

      We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

      We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. If the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay additional interest.

LEGAL MATTERS

      Certain legal matters regarding the debentures and the shares of common stock registered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

      The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION/ INCORPORATION BY REFERENCE

      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the “NYSE”). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents (File No. 001-31753) contain important information about us and our financial condition:

•	Annual Report on Form 10-K for the year ended December 31, 2003.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

•	Current Reports on Form 8-K filed with the SEC on March 19, 2004, July 9, 2004, October 13, 2004 and November 3, 2004.

•	The description of CapitalSource’s Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on July 25, 2003, including any amendment or reports filed for the purpose of updating such description.

      We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the selling securityholders have sold all of the debentures and shares of common stock to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any current report on Form 8-K except to the extent set forth above. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      You may obtain copies of any of these filings through CapitalSource as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

CapitalSource Inc.

4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.